UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SCIENJOY HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3rd Floor, JIA No.34, Shenggu Nanli
Chaoyang District, Beijing, China	100029
(Address of Principal Executive Offices)	(Zip Code)

2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

 (Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering Price	Amount of registration fee
Ordinary Shares, no par value	3,000,000	$7.16435	$21,493,050.00	$2,344.89

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s ordinary shares (the “Ordinary Shares”) issuable under the Registrant’s 2021 Equity Incentive Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction which result in an increase in the number of the outstanding Ordinary Shares.
(2)	Estimated at $7.16435 per share, the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Capital Market on May 18, 2021, solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.

EXPLANATORY NOTE

The Registrant hereby files this Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 3,000,000 shares of the Registrant’s ordinary shares (the “Ordinary Shares”), reserved for issuance under the Registrant’s 2021 Equity Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the document incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020;
(2)	The Registrant’s Reports on Form 6-K filed with the SEC on May 20, 2021, May 10, 2021, May 6, 2021, May 3, 2021, April 29, 2021, April 26, 2021, April 19, 2021, April 12, 2021, April 6, 2021, March 24, 2021, February 23, 2021, February 12, 2021, January 26, 2021, January 19, 2021, and January 12, 2021; and
(3)	The description of the Ordinary Shares included in the Registrant’s Registration Statement on Form 8-A filed on February 5, 2019 (File No. 001-38799) and any subsequent amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (if they state that they are incorporated by reference into this Registration Statement) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our Memorandum and Articles of Association (the “Articles”), as amended, the BVI Business Companies Act, 2004, the Insolvency Act, 2003 of the British Virgin Islands, each of which as amended, and the common law of British Virgin Islands allow SHC to indemnify its officers and directors from certain liabilities. The Articles provide that we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of us; or (b) is or was, at the request of us, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

We will only indemnify the individual in question if the relevant indemnitee acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the indemnitee had no reasonable cause to believe that his conduct was unlawful.

The decision of our board of directors as to whether an indemnitee acted honestly and in good faith and with a view to our best interests and as to whether such indemnitee had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his conduct was unlawful.

We may purchase and maintain insurance in relation to any person who is or was a director, officer or liquidator of us, or who, at our request, is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not we have or would have had the power to indemnify the person against the liability as provided in the Articles.

The indemnification provisions contained in the director service agreement by and between us and each of our incumbent non-executive directors provide for a scope of indemnification consistent with the scope described in the foregoing paragraphs in this section.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Third Amended and Restated Memorandum and Articles of Association of Scienjoy Holding Corporation, as adopted by a special resolution on May 5, 2020 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities & Exchange Commission on May 3, 2020).
4.2	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on December 21, 2018).
5.1*	Opinion of Forbes Hare.
10.1	Scienjoy Holding Corporation 2021 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Report on Form 6-K filed with the Securities & Exchange Commission on February 12, 2021).
23.1*	Consent of Friedman LLP.
23.2	Consent of Forbes Hare (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China on May 21, 2021.

Scienjoy Holding Corporation

By:	/s/ Xiaowu He
Name:	Xiaowu He
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Xiaowu He and Denny Tang and each of them singly, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of the Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Capacity in Which Signed	Date

/s/ Xiaowu He	Chief Executive Officer	May 21, 2021
Xiaowu He	(Principal Executive Officer, Director and Chairman of the Board of Directors)

/s/ Denny Tang	Chief Financial Officer	May 21, 2021
Denny Tang	(Principal Financial Officer and Principal Accounting Officer)

/s/ Bo Wan	Chief Operating Officer	May 21, 2021
Bo Wan	(Director)

/s/ Yongsheng Liu	Director	May 21, 2021
Yongsheng Liu

/s/ Jining Li	Independent Director	May 21, 2021
Jining Li

/s/ Huifeng Chang	Independent Director	May 21, 2021
Huifeng Chang

/s/ Jian Sun	Independent Director	May 21, 2021
Jian Sun

/s/ Yibing Liu	Independent Director	May 21, 2021
Yibing Liu

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scienjoy Holding Corporation, has signed this Registration Statement, in the City of Jersey City, New Jersey on May 21, 2021.

Scienjoy Holding Corporation

By:	/s/ Ray Chen
Name:	Ray Chen
Title:	Head of Investor Relations